Filed Pursuant to Rule 433

Registration Number 333-230099

$1,250,000,000 1.700% Notes due 2027

$1,350,000,000 1.950% Notes due 2030

$650,000,000 2.850% Notes due 2040

$750,000,000 2.950% Notes due 2050

International Business Machines Corporation
April 30, 2020
Pricing Term Sheet

Issuer	International Business Machines Corporation

Issuer Ratings*	A2 / A (Moody’s/S&P)

Format	SEC Registered

Trade Date	April 30, 2020

Settlement Date**	May 7, 2020 (T+5)

Joint Bookrunning Managers

BofA Securities, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Santander Investment Securities Inc., SG Americas Securities, LLC and Wells Fargo Securities, LLC

Co-Managers

ING Financial Markets LLC, Lloyds Securities Inc., PNC Capital Markets LLC, TD Securities (USA) LLC, U.S. Bancorp Investments, Inc., Academy Securities, Inc., Blaylock Van, LLC and Drexel Hamilton, LLC

Minimum Denomination	$100,000 and multiples of $1,000 in excess thereof
	2027 Notes	2030 Notes	2040 Notes	2050 Notes

Size	$1,250,000,000	$1,350,000,000	$650,000,000	$750,000,000

Maturity	May 15, 2027	May 15, 2030	May 15, 2040	May 15, 2050

Interest Payment Dates	Semi-annually on May 15 and November 15	Semi-annually on May 15 and November 15	Semi-annually on May 15 and November 15	Semi-annually on May 15 and November 15

First Interest Payment Date	November 15, 2020	November 15, 2020	November 15, 2020	November 15, 2020

Coupon	1.700%	1.950%	2.850%	2.950%

Benchmark Treasury	0.625% due March 31, 2027	1.500% due February 15, 2030	2.375% due November 15, 2049	2.375% due November 15, 2049

Benchmark Treasury Yield	0.528%	0.641%	1.292%	1.292%

Spread to Benchmark Treasury	T + 120 bps	T + 135 bps	T + 160 bps	T + 170 bps

Yield to Maturity	1.728%	1.991%	2.892%	2.992%

Make-Whole Call	Prior to March 15, 2027 at T + 20 bps	Prior to February 15, 2030 at T + 20 bps	Prior to November 15, 2039 at T + 25 bps	Prior to November 15, 2049 at T + 25 bps

Par Call	On or after March 15, 2027	On or after February 15, 2030	On or after November 15, 2039	On or after November 15, 2049

Price to Public	99.815%	99.629%	99.365%	99.171%

Underwriting Discount	0.300%	0.400%	0.600%	0.750%

Day Count	30/360	30/360	30/360	30/360

CUSIP	459200 KH3	459200 KJ9	459200 KK6	459200 KL4

ISIN	US459200KH39	US459200KJ94	US459200KK67	US459200KL41

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the notes will be made to investors on or about May 7, 2020, which will be the fifth business day following the date of this final term sheet (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of the prospectus supplement or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of the prospectus supplement or the next two succeeding business days should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at +1 (800) 294-1322, Citigroup Global Markets Inc. at +1 (800) 831-9146, Credit Suisse Securities (USA) LLC at +1 (800) 221-1037, Deutsche Bank Securities Inc. at +1 (800) 503-4611, Goldman Sachs & Co. LLC at +1 (866) 471-2526, Santander Investment Securities Inc. at +1 (855) 403-3636, SG Americas Securities, LLC at +1 (800) 861-9789 and Wells Fargo Securities, LLC at +1 (800) 645-3751.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on April 30, 2020 relating to its Prospectus dated March 6, 2019.